Exhibit 99.1

AITX Updates Path to Potential Profitability

Detroit, Michigan, April 5, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions today shared recent company changes and updated its path to attainment of potential profitability.

AITX and RAD CEO Steve Reinharz recently held a companywide town hall meeting where he announced that the Company had implemented measures to save over $100,000 a month, with the potential to reach total savings of $200,000 a month in the coming months. This is being accomplished through a variety of methods, including the elimination of non-core projects, improving team resources, delaying projects related to RAD 4.0, and reducing expenses and enhancing operational efficiency.

As part of the cost-saving plan, the Company has terminated several projects, such as the AITX eSports team initiative and limited lobbying efforts. The Company is also working to reduce device deployment and activation costs through better planning. These changes have led to a reduction in the Company’s full-time equivalent team member count from 90 to 82.

Reinharz emphasized the importance of investing in core team members to unlock additional productivity and results while scaling up deployments and revenues. He stated that the market response to AITX and RAD’s solutions has been overwhelmingly positive, and the Company’s sales funnel and 90-day deployment schedule could also contribute to potentially increasing monthly recurring revenue.

The CEO expects the combination of these changes and RAD’s strong sales funnel to result in monthly profitability within the next 9 to 15 months. While the Company has prepared forecasts aiming for positive cash flow by December 31, 2023, there are no guarantees that this target will be achieved.

Reinharz concluded by encouraging all team members to be intentional in their actions and to keep in mind the industry and investor support driving the Company’s growth.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. There are no assurances whatsoever that the Company will achieve profitability based on the Company’s plans outlined above. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz